Date:	August 1, 2007
Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NJR REPORTS THIRD-QUARTER EARNINGS;
RAISES EARNINGS GUIDANCE

•	NJR’s fiscal year-to-date earnings increase 14.5 percent over last year to $3.72 per basic share due primarily to wholesale energy services results
•	Earnings guidance for fiscal 2007 increased to a range of $3.10 to $3.15 per basic share
•	NJR on track for record 16th year of increased earnings per share; longest current streak in industry

WALL, N.J.– New Jersey Resources (NYSE: NJR) today reported an increase in year-to-date earnings for fiscal 2007, as well as an increase in the company’s earnings guidance due primarily to the continued success of NJR Energy Services (NJRES).

The new guidance is set at a range of $3.10 to $3.15 per basic share, based upon certain assumptions discussed below, and comes as NJR reports a 14.5 percent increase in earnings for the 9-month period ended June 30, 2007. The company’s previous guidance was a range of $2.95 to $3.05 per basic share.

“Our outlook for fiscal 2007 remains positive as we raise our earnings guidance for the third consecutive quarter,” said Laurence M. Downes, chairman and CEO of NJR. “We are especially pleased to have all business segments contributing to our growth this year.”

During the quarter, New Jersey Natural Gas (NJNG) announced that natural gas prices for its residential and small commercial customers will remain stable going into the upcoming 2007-2008 winter heating season.

“In addition to holding prices steady, as we approach the winter heating season, we will continue to aggressively educate our customers to help them save energy and money through Conserve to Preserve,” said Downes. “Through this corporate-wide commitment to energy conservation and efficiency, and in support of environmental policies of the state, we are working hard to reduce our carbon footprint and help our customers do the same.”

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NJR REPORTS THIRD-QUARTER EARNINGS; RAISES EARNINGS GUIDANCE

Financial and operating highlights included:

•	Higher Net Income and Basic Earnings per Share

For the nine months ended June 30, 2007, NJR earned $103.7 million, or $3.72 per basic share, compared with $90.5 million, or $3.25 per basic share, last year. The increase in earnings was due primarily to improved results at NJRES.

Consistent with the seasonal nature of its businesses, NJR posted a loss of $5 million, or $.18 per basic share, for the three months ended June 30, 2007, compared with a loss of $4 million, or $.14 per basic share, for the same period last year. The increased loss was due primarily to larger seasonal losses at NJRES.

NJNG earned $55.7 million for the 9-month period ended June 30, 2007, a 3 percent increase over $53.9 million during the same period last year. For the three months ended June 30, 2007, NJNG earned $2.6 million, compared with $1.7 million during the same period last year.

NJRES reported a 29.9 percent increase in earnings for the nine months ended June 30, 2007 to $46.1 million, compared with $35.5 million last year. For the three months ended June 30, 2007, NJRES reported a loss of $8.9 million, compared with a loss of $6.4 million last year. The increased loss was attributable to lower gross margin generated from the physical portfolio as the result of decreased arbitrage opportunities available to improve existing natural gas and storage positions and higher compensation expenses associated with NJRES’ year-to-date performance.

NJRES’ gross margin, defined as natural gas revenues and management fees less natural gas costs and fixed portfolio costs, from these assets is generally greater during the winter months, while the fixed costs of the portfolio are spread throughout the year. Therefore, consistent with this seasonality, a loss in the third and fourth fiscal quarters is anticipated. Accordingly, results for the nine months are not indicative of the results for the fiscal year.

•	Customer Growth at NJNG

During the first nine months of fiscal 2007, NJNG added 5,645 new customers, 38.5 percent of which converted from other fuels. In addition, 357 existing customers added natural gas heat to their service. NJNG currently expects to add approximately 9,000 new customers and add natural gas heat service to 700 existing customers. In fiscal 2007, NJNG expects to achieve an annual customer growth rate of approximately 1.9 percent.

•	Impact of Weather and Usage Normalized with the Conservation Incentive Program

“Normal” weather is based on 20-year average temperatures. Weather during the 9-month period ended June 30, 2007 was 5.4 percent warmer than normal and 2.8 percent colder than last year. Weather during the three months ended June 30, 2007 was 4 percent colder than normal and 35 percent colder than last year. As with the weather normalization clause which preceded it, the impact of weather is significantly offset by the Conservation Incentive Program (CIP), which is designed to normalize year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather and usage patterns. Included in the CIP accrual was $8.2 million associated with the warmer-than-normal weather and $7.4 million associated with lower customer usage. Through the CIP, customers have already realized annual Basic Gas Supply Service savings of $10.6 million in fixed cost reductions. Additionally, the lower level of gas usage through June represents another estimated $33.6 million in commodity cost savings achieved by customers.

•	Incentives Provide Customers and Shareowners Benefit; Regulatory Approval Sought for Extension

NJNG’s utility gross margin-sharing incentives programs, which include off-system sales, capacity release management, storage optimization and financial risk management programs totaled 26.9 billion cubic feet (Bcf) and $6.4 million of utility gross margin during the nine months ended June 30, 2007, compared with 30 Bcf and $6.5 million last year. The slight decrease in utility gross margin was due primarily to lower off-system sales, which was mostly offset with a higher gross margin from the storage incentive program. For the three months ended June 30, 2007, these programs totaled 6.5 Bcf and $2.2 million of utility gross margin, compared with 8.3 Bcf and $0.5 million of utility gross margin for the same period last year. The increase in utility gross margin in the quarter was due primarily to timing differences in the storage incentive program. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to gross margin-sharing formulas in effect through October 2007. NJNG is seeking regulatory approval for an extension of these programs to coincide with the end of the CIP pilot program in October 2009.

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NJR REPORTS THIRD-QUARTER EARNINGS; RAISES EARNINGS GUIDANCE

This fiscal year, customers have saved approximately $29 million in natural gas costs through these programs. Since the establishment of the incentive programs in 1992, NJNG customers have saved over $330 million on their natural gas bills, or approximately 4 percent annually.

NJNG’s utility gross margin is defined as natural gas revenues less natural gas costs, sales and other taxes and regulatory rider expenses. Management believes that utility gross margin provides a more meaningful basis for evaluating utility operations than revenue as natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers, and therefore have no effect on utility gross margin.

•	NJRES Earnings Increase Despite Seasonal Loss

NJRES earned $46.1 million during the first nine months of the fiscal year, compared to $35.5 million last year, a 29.9 percent increase. NJRES has developed a portfolio of storage and transportation capacity in the Northeast, Gulf Coast, Mid-Continent, Appalachia and Eastern Canada. These assets become more valuable when prices change between these areas and/or time periods.

For the three months ended June 30, 2007, NJRES had a loss of $8.9 million, compared with a loss of $6.4 million last year. The increase in third-quarter losses reflect increased compensation expense and lower gross margin generated from NJRES’ portfolio of storage and transportation capacity contracts. The lower gross margin is the result of fewer market opportunities due to cooler temperatures across the geographic footprint of the NJRES portfolio in May and June 2007 in comparison to the same period in fiscal 2006. This resulted in fewer opportunities for trading to improve existing positions.

•	Retail and Other

This business segment consists of NJR Home Services (NJRHS), which provides service, sales and installation of appliances to over 148,000 customers; Commercial Realty & Resources, which develops commercial real estate; NJR Energy, which consists of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P., a partnership of subsidiaries of energy companies that owns an interstate natural gas pipeline in the northeast; and a 50 percent equity investment, through two wholly-owned subsidiaries, in Steckman Ridge GP, LLC and Steckman Ridge LP, a natural gas storage facility under joint development with a partner in western Pennsylvania. Earnings for the nine months ended June 30, 2007, were $1.9 million, compared with $1.1 million last year. For the three months ended June 30, 2007, this segment earned $1.4 million, compared with earnings of $724,000 last year. The segment’s earnings increased over the prior year due to higher appliance service contract revenues at NJRHS and increased earnings from the company’s investment in Iroquois.

Fiscal 2007 Earnings Guidance
Assuming the continued positive impact of the CIP, stable economic conditions, continued customer growth at NJNG, continued volatility in the wholesale natural gas markets affecting NJRES and subject to the factors discussed below under “Forward-Looking Statements,” NJR is increasing its earnings estimate for fiscal 2007 from a range of $2.95 to $3.05 per basic share to a range of $3.10 to $3.15 per basic share.

Additional Non-GAAP Financial Information
NJRES’ gross margin and NJNG’s utility gross margin are included as a supplemental disclosure because such items are primary measures used by our management. NJRES’ gross margin represents natural gas revenues and management fees less natural gas costs and fixed portfolio costs. NJNG’s utility gross margin represents natural gas revenues less natural gas costs, sales and other taxes and regulatory rider expenses. These measurements represent the results of revenues less certain costs, which are key components of our operations and move in relation to each other. In addition, management believes that NJNG’s utility gross margin provides a more meaningful basis for evaluating utility operations than revenue as natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin. Management uses these non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of our performance.  Management believes these gross margin amounts are more reflective of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.  As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Management’s definition of NJRES’ gross margin and NJNG’s gross margin may not be comparable to the definition of gross margin used by other companies in either the natural gas distribution business or other industries.

A description of these non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found below.

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NJR REPORTS THIRD-QUARTER EARNINGS; RAISES EARNINGS GUIDANCE

Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, and NJRES operations, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the company’s ability to obtain governmental approvals, property rights and/or financing for the construction, development and operation of its non-regulated energy investments, risks associated with the management of the company’s joint ventures and partnerships, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including NJR’s annual report on Form 10-K filed on November 22, 2006 and on NJR’s quarterly report filed on Form 10-Q to be filed on, or about, August 2, 2007. NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Webcast Information
NJR will host a live webcast to discuss its financial results today at 2 p.m. ET. A few minutes prior to the webcast, go to njliving.com and select “New Jersey Resources” from the top navigation bar. Choose “Investor Relations,” then click just below the microphone under the heading “Latest Webcast” on the Investor Relations home page.

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 477,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services provides customer service and management of natural gas storage and capacity assets in the energy services market. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

NEW JERSEY RESOURCES
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except per share data)	2007	2006	2007	2006

Operating Revenues	$665,358	$536,103	$2,431,459	$2,765,101

Net (Loss) Income	$(4,952)	$(3,975)	$103,699	$90,490

(Loss) Earnings Per Common Share
Basic	$(0.18)	$(0.14)	$3.72	$3.25

Diluted	$(0.18)	$(0.14)	$3.70	$3.22

Average Shares Outstanding
Basic	28,010	28,055	27,872	27,809

Diluted	28,215	28,396	28,056	28,139

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NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended June 30,		Nine Months Ended June 30,
(Thousands, except per share data)	2007	2006	2007	2006

OPERATING REVENUES	$665,358	$536,103	$2,431,459	$2,765,101

OPERATING EXPENSES
Gas purchases	610,178	489,677	2,034,332	2,410,840
Operation and maintenance	33,969	28,828	94,622	87,585
Regulatory rider expenses	6,226	4,005	33,827	25,868
Depreciation and amortization	9,080	8,735	26,968	25,923
Energy and other taxes	11,478	8,428	55,698	53,098
Total operating expenses	670,931	539,673	2,245,447	2,603,314

OPERATING INCOME	(5,573)	(3,570)	186,012	161,787

Other income	1,758	1,940	5,397	5,456

Interest charges, net	5,387	5,358	20,353	18,014

INCOME BEFORE INCOME TAXES	(9,202)	(6,988)	171,056	149,229

Income tax provision	(4,250)	(3,013)	67,357	58,739

NET INCOME	$(4,952)	$(3,975)	$103,699	$90,490

EARNINGS PER COMMON SHARE
BASIC	$(0.18)	$(0.14)	$3.72	$3.25
DILUTED	$(0.18)	$(0.14)	$3.70	$3.22

DIVIDENDS PER COMMON SHARE	$0.38	$0.36	$1.14	$1.08

AVERAGE SHARES OUTSTANDING
BASIC	28,010	28,055	27,872	27,809
DILUTED	28,215	28,396	28,056	28,139

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NEW JERSEY RESOURCES

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer and per share data)	2007	2006	2007	2006
Operating Revenues
New Jersey Natural Gas	$180,980	$163,914	$871,198	$1,029,666
NJR Energy Services	476,383	365,373	1,540,558	1,716,093
NJR Home Services and Other	8,066	6,884	19,914	19,547
Sub-total	665,429	536,171	2,431,670	2,765,306
Intercompany Eliminations	(71)	(68)	(211)	(205)
Total	$665,358	$536,103	$2,431,459	$2,765,101

Operating Income
New Jersey Natural Gas	$7,562	$5,365	$103,014	$96,326
NJR Energy Services	(15,103)	(9,925)	81,153	64,039
NJR Home Services and Other	1,968	990	1,845	1,422
Total	$(5,573)	$(3,570)	$186,012	$161,787

Net Income
New Jersey Natural Gas	$2,602	$1,698	$55,736	$53,890
NJR Energy Services	(8,915)	(6,397)	46,084	35,499
NJR Home Services and Other	1,361	724	1,879	1,101
Total	$(4,952)	$(3,975)	$103,699	$90,490

Throughput (Bcf)
NJNG, Core Customers	11.2	9.0	58.7	56.8
NJNG, Off System/Capacity Management	6.5	8.3	26.9	30.0
NJRES Fuel Mgmt. and Wholesale Sales	58.5	50.7	192.4	170.3
Total	76.2	68.0	278.0	257.1

Common Stock Data
Yield at June 30	3.0%	3.1%	3.0%	3.1%
Market Price
High	$56.45	$47.38	$56.45	$47.38
Low	$49.80	$42.85	$46.30	$40.68
Close at June 30	$51.02	$46.78	$51.02	$46.78
Shares Out. at June 30	28,025	28,074	28,025	28,074
Market Cap. at June 30	$1,429,836	$1,313,302	$1,429,836	$1,313,302

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NEW JERSEY NATURAL GAS

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer & weather data)	2007	2006	2007	2006
Utility Gross Margin
Operating revenues	$180,980	$163,914	$871,198	$1,029,666
Less:
Gas purchases	124,867	118,088	588,723	769,870
Energy and other taxes	9,899	7,024	51,197	48,790
Regulatory rider expense	6,226	4,005	33,827	25,868
Total Utility Gross Margin	$39,988	$34,797	$197,451	$185,138

Utility Gross Margin and Operating Income
Residential	$25,800	$24,000	$136,389	$133,961
Commercial, Industrial & Other	5,879	4,571	29,954	25,516
Firm Transportation	5,885	5,516	24,206	18,377
Total Firm Margin	37,564	34,087	190,549	177,854
Interruptible	182	229	476	757
Total System Margin	37,746	34,316	191,025	178,611
Off System/Capacity Management/FRM	2,242	481	6,426	6,527
TOTAL UTILITY GROSS MARGIN	39,988	34,797	197,451	185,138
Operation and maintenance expense	22,716	20,199	65,663	61,149
Depreciation and amortization	8,940	8,580	26,526	25,480
Other taxes not reflected in gross margin	770	653	2,248	2,183
OPERATING INCOME	$7,562	$5,365	$103,014	$96,326

Throughput (Bcf)
Residential	6.5	4.3	38.7	36.4
Commercial, Industrial & Other	1.5	1.6	8.7	9.6
Firm Transportation	1.6	1.7	7.8	6.6
Total Firm Throughput	9.6	7.6	55.2	52.6
Interruptible	1.6	1.4	3.5	4.2
Total System Throughput	11.2	9.0	58.7	56.8
Off System/Capacity Management	6.5	8.3	26.9	30.0
TOTAL THROUGHPUT	17.7	17.3	85.6	86.8

Customers
Residential	434,297	427,655	434,297	427,655
Commercial, Industrial & Other	29,511	29,582	29,511	29,582
Firm Transportation	13,834	12,186	13,834	12,186
Total Firm Customers	477,642	469,423	477,642	469,423
Interruptible	45	48	45	48
Total System Customers	477,687	469,471	477,687	469,471
Off System/Capacity Management	30	35	30	35
TOTAL CUSTOMERS	477,717	469,506	477,717	469,506

Degree Days
Actual	571	423	4,451	4,329
Normal	549	574	4,703	4,799
Percent of Normal	104.0%	73.7%	94.6%	90.2%

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NJR ENERGY SERVICES

	Three Months Ended		Nine Months Ended
(Unaudited)	June 30,		June 30,
(Thousands, except customer)	2007	2006	2007	2006
Operating Revenues	$476,383	$365,373	$1,540,558	$1,716,093
Gas Purchases	485,311	371,589	1,445,609	1,640,970
Gross Margin	(8,928)	(6,216)	94,949	75,123
Operation and maintenance expense	5,967	3,491	13,120	10,432
Depreciation and amortization	208	218	676	652
Operating Income	$(15,103)	$(9,925)	$81,153	$64,039

Net Income	$(8,915)	$(6,397)	$46,084	$35,499

Gas Sold and Managed (Bcf)	58.5	50.7	192.4	170.3

NJR HOME SERVICES AND OTHER

Operating Revenues	$8,066	$6,884	$19,914	$19,547

Operating Income	$1,968	$990	$1,845	$1,422

Net Income	$1,361	$724	$1,879	$1,101

Total Customers at June 30	148,052	146,384	148,052	146,384